UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2009

PTM PUBLICATIONS INCORPORATED

(Exact name of registrant as specified in charter)

Nevada	000-52044	20-3936186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

E-2-14 Block E, Plaza Damas, Jalan Hartamas 1, Sri Hartamas Kuala Lumpur, Malaysia	50480
(Address of principal executive offices)	(Zip Code)

(603) 525-3380

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On December 15, 2009, PTM Publications Incorporated (the “Company”) received a resignation notice from Patrick DeBlois as Secretary of the Company.  Mr. DeBlois’s resignation was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On December 15, 2009, the Company appointed Eden Clark as its new Secretary.

From 1997 to 2001, Ms. Clark was a founding team member of Onvia.com Inc., a publicly traded company on NASDAQ, assisting it in the growth from a small start-up to more than 300 employees and $140 million in revenue.  From 2002 to 2008 she was founder and CEO of Be Jane, Inc., a media and web company focused on the niche segment of women’s home improvement and décor, leading breakthrough partnerships on new initiatives with such companies as MSN and Bank of America, and was featured in hundreds of national TV and print media such as TIME, Entrepreneur, People Magazine, Wall St Journal, CNN, The Today Show, and more.  From 2008 until present, Ms. Clark became President of eDivvy.com Inc., a private payment technology company, leading the company’s strategic initiatives, branding, and business development efforts.

Ms. Clark will serve as our officer until her duly elected successor is appointed or she resigns.  There are no arrangements or understandings between her and any other person pursuant to which she was selected as an officer.  There are no family relationship between Ms. Clark and any of our officers or directors.  Ms. Clark has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTM PUBLICATIONS INCORPORATED

Date: January 8, 2010	By:/s/ Patrick DeBlois
Patrick DeBlois, President